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                                                                    Exhibit 99.1


                FLEETWOOD ENTERPRISES RAISES $150 MILLION THROUGH
                               SECURITIES OFFERING

RIVERSIDE, CALIF., DECEMBER 14, 2001 -- Fleetwood Enterprises, Inc. (NYSE:FLE), the nation's largest manufacturer of recreational vehicles and a leading producer and retailer of manufactured housing, announced today that it has raised $150 million following the closing of its previously announced offering of new convertible trust preferred securities. The pending exchange offer of a separate class of convertible trust preferred securities for up to $86.25 million liquidation amount of existing convertible trust preferred securities is still scheduled to terminate on January 4, 2002.

The convertible trust preferred securities sold today in the cash offer will have a distribution rate of 9.5 percent per year and will be convertible into Fleetwood Common stock at a conversion premium of 15 percent over Tuesday's closing stock price of $9.01 a share (resulting in a conversion price of $10.36 per share).

"We were pleased to be able to close the cash offering less than two weeks after we commenced it, in an amount three times greater than the originally announced deal size, and on terms more favorable to Fleetwood," said Nelson W. Potter, president and chief executive officer. "Completing this offering improves our liquidity and operational flexibility."

In accordance with the Company's agreement with its senior secured lenders, up to $62 million of the convertible trust preferred securities will be used to pay down outstanding borrowings under the Company's revolver and term loan. The balance of the proceeds, after allowing for expenses of the offerings and taxes expected to be incurred in the exchange offer, will be used for general corporate purposes.

THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION BASED ON THE BELIEFS OF THE COMPANY'S MANAGEMENT AS WELL AS ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO, THE COMPANY'S MANAGEMENT. SUCH STATEMENTS REFLECT THE CURRENT VIEWS OF THE COMPANY WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES, AND ASSUMPTIONS, INCLUDING RISK FACTORS IDENTIFIED IN THIS PRESS RELEASE, THE COMPANY'S 10-K AND OTHER SEC FILINGS. THESE RISK FACTORS INCLUDE, WITHOUT LIMITATION, CONTINUED WEAKNESS IN THE MANUFACTURED HOUSING AND RECREATIONAL VEHICLE MARKETS, THE COMPANY'S ABILITY TO SECURE ADDITIONAL FINANCING ON FAVORABLE TERMS AND IN A TIMELY MANNER, THE AVAILABILITY OF WHOLESALE AND RETAIL FINANCING IN THE FUTURE AND CHANGES IN RETAIL INVENTORY LEVELS IN THE MANUFACTURED HOUSING AND RECREATIONAL VEHICLE INDUSTRIES. ACTUAL RESULTS, EVENTS AND PERFORMANCE MAY DIFFER MATERIALLY. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY THE RESULT OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

FOR FURTHER INFORMATION, CONTACT: BOYD R. PLOWMAN, EXECUTIVE VICE
PRESIDENT-CHIEF FINANCIAL OFFICER, +1-909-351-3340, OR LYLE LARKIN, VICE PRESIDENT-TREASURER, +1-909-351-3535, BOTH OF FLEETWOOD ENTERPRISES, INC.

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